UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 23, 2020

ADIENT PLC
(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25-28 North Wall Quay, IFSC Dublin 1, Ireland D01 H104
(Address of principal executive offices)

Registrant’s telephone number, including area code: 734-254-5000

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value $0.001	ADNT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior First Lien Notes

On April 23, 2020, Adient US LLC (“Adient US”), a wholly-owned subsidiary of Adient plc (“Adient”), entered into an indenture (the “Indenture”) relating to the issuance of $600 million aggregate principal amount of Senior First Lien Notes (the “Notes”), by and between Adient US and U.S. Bank National Association, as trustee (the “Trustee”). Proceeds from the sale of the Notes will be used for working capital and other general corporate purposes.

The Notes mature on April 15, 2025, provided that if the senior unsecured notes due 2024 issued by Adient Global Holdings Ltd have not been refinanced or redeemed by May 15, 2024, the Notes will mature on such date. The Notes bear interest at a rate of 9.000% per annum, payable semi-annually in arrears on October 15 and April 15 of each year, commencing on October 15, 2020.

Adient US may redeem the Notes, in whole or in part, at any time prior to April 15, 2022, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, Adient US may redeem the Notes, in whole or in part, at established redemption prices, plus accrued and unpaid interest. In addition, on or prior to April 15, 2022, Adient US may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at established redemption prices. Further, at any time and from time to time during the 120 day period following the issue date of the Notes, Adient US may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of any loan received pursuant to certain regulatory debt facilities at a redemption price of 104.500% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If Adient US experiences a change of control (as defined in the Indenture), Adient US must offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Notes are senior obligations of Adient US and rank equally in right of payment with all of Adient US’s other existing and future senior debt. In addition, the Notes are guaranteed by Adient and certain of Adient’s subsidiaries party to the Indenture as guarantors. Subject to the completion of post-closing actions and the divestiture of Adient’s fabrics business the Notes and the guarantees will be secured pari passu with obligations under Adient US’s term loan credit agreement and senior first lien notes due 2026 on a first-priority basis by substantially all of the tangible and intangible assets of Adient US and the guarantors, other than collateral subject to a first-priority lien under Adient US’s ABL credit agreement, consisting of, among other things, accounts receivable, inventory and bank accounts (and funds on deposit therein), in which the Notes and the guarantees will have a second-priority security interest, in each case, subject to certain exceptions.

The Indenture contains covenants that, among other things, restrict the ability of Adient and its restricted subsidiaries to:

•create certain liens and enter into sale and lease-back transactions;
•create, assume, incur or guarantee certain indebtedness;
•pay dividends or make other distributions on, or repurchase or redeem, Adient’s capital stock or certain other debt;
•make other restricted payments; and
•consolidate or merge with, or convey, transfer or lease all or substantially all of Adient’s and its restricted subsidiaries’ assets, to another person.

These covenants are subject to a number of other limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving Adient and its significant subsidiaries.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K (“Form 8-K”) is qualified in its entirety by reference to the complete text of the Indenture filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX
Exhibit No.	Exhibit Description

4.1
Indenture, dated as of April 23, 2020, among Adient US LLC, the guarantors party thereto from time to time and U.S. Bank National Association, as Trustee and Collateral Agent, relating to the $600.0 million aggregate principal amount of 9.000% senior first lien notes due 2025 (the “Indenture”).

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC
Date: April 23, 2020	By:	/s/ Cathleen A. Ebacher
	Name:	Cathleen A. Ebacher
	Title:	Vice President, General Counsel and Secretary